Sierra Monitor Corporation Announces Financial Results
for the Fourth Quarter and Year

Ended December 31, 2011

Reports Record Sales for the Twelve Months of 2011
Sales up 8% Year over Year
Net Income up 29% in 2011

Milpitas, California – March 6, 2012 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the fourth quarter and year ended December 31, 2011.

Financial Highlights

  Annual sales of approximately $15.5 million for the period ended December 31, 2011, an increase of 8% over the approximately $14.4 million reported for the prior year
  Annual net income increased 29% to $869,000 or $0.09 per share (basic and diluted), compared to net income of $675,000 or $0.06 per share (basic and diluted) for the previous year
  Fourth quarter sales were $3.6 million compared to $4.2 million in the prior year
  Fourth quarter net income was $143,000 or $0.01 per share (basic and diluted), compared to net income of $362,000 or $0.03 per share (basic and diluted) in the same prior year period
  Ended the fourth quarter of 2011 with a strong balance sheet including over $1.2 million of cash on hand and no bank debt

Fourth Quarter Business Highlights

  Received a large order for development and supply of a FieldServer data gateway solution to integrate lighting controls into building automation systems. The new customer is an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications.

  Completed development and shipped first production orders of FieldServer gateways for interfacing shade controls into building automation systems.
  Expanded FieldServer presence at the new World Trade Center in New York City to include connections for video surveillance and access control systems. FieldServers will also deliver data from fire alarm control panels, and building automation systems to the situational awareness system for the Port Authority of New York and New Jersey.
  Received orders from a major truck leasing company to supply gas detection in multiple CNG vehicle support centers.
  Expanded the gas detection system at a Texas independent school district in order to protect a school built over a landfill by monitoring for methane gas permeation.
  Shipped gas detection systems to customers in Saudi Arabia and Singapore for retrofitting of off-shore platform service vessels. The vessels are required to undergo safety system upgrades based on local and corporate specifications.

2011 Financial Results for Fourth Quarter and the Year

Net sales for the quarter ended December 31, 2011 were $3,573,000, compared to $4,221,000 reported for the same period of 2010. For the year ended December 31, 2011, sales increased 8% to $15,529,000 compared to $14,394,000 for the same period of 2010.

Sierra Monitor posted GAAP net income of $143,000, or $0.01 per share (basic and diluted), for the quarter ended December 31, 2011, compared to GAAP net income of $362,000, or $0.03 per share (basic and diluted), for the same period of 2010. Sierra Monitor posted GAAP net income of $869,000, or $0.09 per share (basic and diluted), for the year ended December 31, 2011, compared to GAAP net income of $675,000, or $0.06 per share (basic and diluted), for the same period of 2010.

Sierra Monitor posted non-GAAP net income of $77,000 or $0.01 per share (basic and diluted), for the quarter ended December 31, 2011 compared to non-GAAP net income of $387,000 or $0.03 per share (basic and diluted), for the same period of 2010. Sierra Monitor posted non-GAAP net income of $1,123,000 or $0.11 per share (basic and diluted), for the year ended December 31, 2011, compared to non-GAAP net income of $977,000, or $0.09 per share (basic and diluted), for the same period of 2011.

See Table C of this release for a reconciliation of GAAP to non-GAAP revenue.

Cash Position

Sierra Monitor had $1,212,000 in cash at December, 2011 with no bank borrowings. Net trade receivables at December 31, 2011 were $1,648,000. At December 31, 2011, the Company’s days sales outstanding was 37 days.

“The team performed extremely well in 2011 producing an 8% increase in sales with 29% increase in net income,” said Gordon R. Arnold, president and chief executive officer.  “In the third quarter of 2011, we received an order valued at over $2.5 million that required a significant year-end increase in inventory and a reciprocal demand on cash.  We anticipate first quarter 2012 shipment of the order for gas and fire detection instruments for a petroleum pipeline booster station in Kuwait,” he noted.  “Although sales and income in the fourth quarter of 2011 were lower on a year-over-year basis, we closed with a healthy backlog at the end of the year.  Even though inventory has increased in preparation for the large shipment our balance sheet remains strong.”

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 1341

spolcyn@sierramonitor.com

Table A

SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Net sales	$3,572,927	$4,220,890	$15,529,041	$14,393,716
Cost of goods sold	1,489,795	1,787,855	6,341,341	5,970,921
Gross profit	2,083,132	2,433,035	9,187,700	8,422,795
Operating expenses
Research and development	556,593	495,304	2,204,609	1,978,507
Selling and marketing	799,328	800,888	3,459,110	3,322,568
General and administrative	499,014	511,254	2,087,382	1,978,451
	1,854,935	1,807,446	7,751,101	7,279,526
Income from operations	228,197	625,589	1,436,598	1,143,269
Interest income	161	965	1,025	4,039
Income before income taxes	228,358	626,554	1,437,623	1,147,308
Income tax provision	84,970	264,076	568,676	472,378
Net income	$143,388	$362,478	$868,947	$674,930
Net income available to common shareholders per common share
Basic	$0.01	$0.03	$0.09	$0.06
Diluted	$0.01	$0.03	$0.09	$0.06
Weighted average number of common shares used in per share computations:
Basic	9,901,177	11,187,887	9,899,060	11,389,972
Diluted	10,080,738	11,390,287	10,101,075	11,469,878

 Table B

 SIERRA MONITOR CORPORATION

Balance Sheet

Assets	December 31,	December 31,
	2011 Unaudited	2010

Current assets:
Cash and cash equivalents	$1,212,426	$1,645,433
Trade receivables, less allowance for doubtful accounts of approximately $65,000 and $82,000 respectively	1,647,948	1,708,886
Inventories, net	3,918,161	2,115,003
Prepaid expenses	223,362	178,819
Income tax deposit	10,655	-
Deferred income taxes	366,618	298,410
Total current assets	7,379,170	5,946,551

Property and equipment, net	399,558	294,424
Other assets	140,558	154,816
Total assets	$7,919,286	$6,395,791

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$918,706	$704,539
Accrued compensation expenses	497,197	432,127
Other current liabilities	323,114	72,888
Income taxes payable	11,362	20,879
Total current liabilities	1,750,379	1,230,433

Deferred tax liability	108,337	54,095
Total liabilities	1,858,716	1,284,528

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,901,177 and 9,896,942 shares issued and outstanding, respectively	9,901	9,897
Additional paid-in capital	2,775,250	2,694,894
Retained earnings	3,275,419	2,406,472
Total shareholders’ equity	6,060,570	5,111,263
Total liabilities and shareholders’ equity	$7,919,286	$6,395,791

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated March 6, 2012 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes. There are no deferred income taxes reported in the current reporting periods.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C

 SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

 (Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010

GAAP Net Income	$143,388	$362,478	$868,947	$674,930
Adjustments:
Depreciation and amortization	73,938	58,468	285,815	237,822
Provision for bad debt expense	(31,430)	8,167	(17,273)	12,172
Provision for inventory losses	(61,557)	(27,107)	(26,557)	(7,107)
Deferred income taxes	(68,208)	(38,555)	(68,208)	(38,555)
Stock based compensation expense	20,475	23,456	80,360	98,151
Total adjustments to GAAP net income	(66,782)	24,429	254,137	302,483
Non-GAAP Net Income	$76,606	$386,907	$1,123,084	$977,413

Non GAAP Net Income Per Share:
Basic	$0.01	$0.03	$0.11	$0.09
Diluted	$0.01	$0.03	$0.11	$0.09
Weighted-average number of shares used in per share computations:
Basic	9,901,177	11,187,887	9,899,060	11,389,972
Diluted	10,080,738	11,390,287	10,101,075	11,469,878